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EXHIBIT 99.1


News Release


APA ENTERPRISES, INC. REPORTS RECORD REVENUES, DECREASED LOSSES FOR 2005 FISCAL
                                      YEAR

          Subsidiary APA Cables & Networks posts a profit for the year

MINNEAPOLIS, MN, JUNE 28, 2005 -- APA Enterprises, Inc. (Nasdaq: APAT) today reported that consolidated revenues for the fiscal year ended March 31, 2005 increased 17% to $13,886,486 from $11,909,465 reported for fiscal year 2004. The change was due to higher revenues at APA's wholly owned subsidiary, APA Cables & Network, Inc. (Cables & Networks), in the 2005 first quarter. The higher revenues were attributable to assets acquired from Americable, Inc. at the end of the first quarter of fiscal 2004. The Americable acquisition contributed no corresponding revenues for the fiscal 2004 first quarter.

APA reported a net loss of $3,420,038, or $.29 cents per share, for the year ended March 31, 2005, representing a decrease of 48% from the net loss of $6,535,147, or $.55 cents per share in fiscal year 2004. The decreased loss reflects reduced costs and expenses in both the Optronics division and Cables & Networks due mainly to reductions in employee levels and more efficient operations.

For the fourth quarter of fiscal 2005, revenues were $3,225,401, a decrease of $253,547 from $3,478,948 posted in the fourth quarter of fiscal year 2004. The decrease is due mainly to lower sales by Cables & Networks to Original Equipment Manufacturers (OEM's). The net loss in the fourth quarter of fiscal 2005 decreased 46% to $905,645, or $.08 cents per share compared to a loss of $1,679,824, or $.14 cents per share, reported for the fourth quarter of fiscal year 2004. The net decrease in loss is principally due to lower cost of sales at both Cables & Networks and Optronics.

Anil K. Jain, APA's president and chief executive officer, commented, "We are pleased with the progress made this fiscal year with respect to the overall reduction of losses. We are also excited to announce Cables & Networks posted a profit in its second full year of operations. This profit is a result of continued acceptance of its products in the marketplace along with management's success in streamlining operations since the acquisition."

The overall cash used during fiscal 2005 was $2,731,418, a significant reduction of 69% as compared to $8,690,776 during fiscal 2004. The overall cash used during fiscal 2005 was the lowest since fiscal 1999. The Company used approximately $2.0 million in operations during fiscal 2005, down 64% from fiscal 2004.

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
APA Enterprises/page two


The Company finished the year with $10,813,492 in cash. The cash consumption during the fourth quarter of fiscal 2005 was $959,357 as compared to $1,495,555 during the comparable period of fiscal 2004.

The weighted average shares outstanding for the three and twelve months ended March 31, 2005 were 11,872,331, unchanged from the three and twelve months ended March 31, 2004.


Cable  &  Networks

Sales for the year ended March 31, 2005 were $13,800,589, an increase of $2,109,311, or 18% from fiscal 2004. Fiscal 2005 included a full year of operations with the assets acquired from Americable, Inc. versus 9 months of operations with such assets in fiscal 2004. Net income was $36,085 for fiscal 2005 versus a loss of $1,245,121 for the same period in fiscal 2004. The increase in income over the prior year is due mainly to increased gross margins of approximately $1,160,000 due to the Americable acquisition along with the reduction of S, G & A expenses and the elimination of expenses related to consolidating the acquisition in the prior year.

Sales for the fourth quarter of fiscal year 2005 were $3,205,077, compared to sales of $3,438,463 reported in the same quarter a year ago, a decrease of 7%. The decrease was due to lower sales to OEM customers compared to last year. Cables & Networks reported net income of $30,859 for the fourth quarter of the fiscal year ended March 31, 2005 as compared to a loss of $298,364 in the comparable period last year. The improvement is due to reductions in personnel and related costs in both production and S, G & A, as well as a reduction in asset disposal charges of $77,000 absorbed in the prior year quarter.

Optronics  Division

Gross sales for the year ended March 31, 2005 were $489,737, an increase of $80,941, or 20%, compared to the $408,796 in fiscal 2004. Revenues for fiscal 2005 reflect $403,840 of sales to Cables & Networks for fiber optics products and subcontracted labor versus $190,609 in the fiscal 2004. These sales are eliminated as inter-company sales in the consolidated financial statements, and represent the primary difference from last year's sales. The net loss for year ended March 31, 2005 was $3,456,123 versus a loss of $5,290,026 in fiscal 2004. The decreased loss reflects cost reductions in the year ended March 31, 2005, primarily consisting of approximately $1,450,000 of lower personnel and production costs associated with the workforce reduction, the elimination of expenses related to the optics product line (which was sold in April 2004), and income of approximately $200,000 generated from the sale of the optics product line.

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
APA Enterprises/page three


Gross sales for the fourth quarter of 2005 were $101,018, versus gross sales of $187,498 reported in the same quarter in 2004. Revenues for the fourth quarter ended March 31, 2005 reflect $79,945 of sales to Cables & Networks for fiber optics products and subcontracted labor versus $147,013 in the year ago period. These sales are eliminated as inter-company sales in the consolidated financial statements, and represent the primary difference from last year's sales. The net loss of $936,504 for the quarter was down 32% from the net loss of $1,381,460 posted for the same quarter of 2004. The decrease from the prior year is due mainly to lower personnel expenses from planned workforce reductions.


Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.




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
APA Enterprises/page four

FINANCIAL RESULTS


                                                   Cables &
                                      Optronics    Networks    Eliminations    Consolidated
                                     -----------  ----------  --------------  --------------
Three months ended March 31, 2005
External sales                       $      101   $   3,205   $         (81)  $       3,225
Cost of sales                               323       2,279             (81)          2,521
Operating income (loss)                  (1,071)        112               -            (959)
Depreciation and amortization               211          58               -             269
Capital expenditures, net                   101          21               -             122
Total assets                             22,253       7,188          (7,367)         22,074

Three months ended March 31, 2004
External sales                       $      188   $   3,438   $        (147)  $       3,479
Cost of sales                               924       2,593            (147)          3,370
Operating loss                           (1,500)       (152)              -          (1,652)
Depreciation and amortization               246          37               -             283
Capital expenditures, net                   285         (58)              -             227
Total assets                             26,187       7,310          (7,413)         26,084

Twelve months ended March 31, 2005
External sales                       $      489   $  13,801   $        (404)  $      13,886
Cost of sales                             1,622       9,980            (404)         11,198
Operating income (loss)                  (4,129)        334               -          (3,795)
Depreciation and amortization               774         230               -           1,004
Capital expenditures, net                   342          79               -             421
Total assets                             22,253       7,188          (7,367)         22,074

Twelve months ended March 31, 2004
External sales                       $      409   $  11,691   $        (191)  $      11,909
Cost of sales                             3,074       9,031            (191)         11,914
Operating loss                           (5,604)       (955)              -          (6,559)
Depreciation and amortization               797         174               -             971
Capital expenditures, net                   695          91               -             786
Total assets                             26,187       7,310          (7,413)         26,084

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
APA Enterprises/page five

     FINANCIAL  RESULTS  (Continued)


                                            Three Months Ended         Twelve Months Ended
                                                 March 31                    March 31
                                        --------------------------  --------------------------
                                            2005          2004          2005          2004
                                        ------------  ------------  ------------  ------------
REVENUES                                $ 3,225,401   $ 3,478,948   $13,886,486   $11,909,465

COST OF SALES                             2,521,370     3,369,548    11,198,176    11,914,050
                                        ------------  ------------  ------------  ------------

  GROSS PROFIT (LOSS)                       704,031       109,400     2,688,310        (4,585)

OPERATING EXPENSES
  Research and development                  378,018       291,645     1,103,972       948,737
  Selling, general and administrative     1,285,410     1,470,214     5,379,483     5,605,177
                                        ------------  ------------  ------------  ------------
                                          1,663,428     1,761,859     6,483,455     6,553,914

                                        ------------  ------------  ------------  ------------
LOSS FROM OPERATIONS                       (959,397)   (1,652,459)   (3,795,145)   (6,558,499)

OTHER INCOME (LOSS), net                     54,309       (27,475)      379,245        25,405
                                        ------------  ------------  ------------  ------------

LOSS BEFORE INCOME TAXES                   (905,088)   (1,679,934)   (3,415,900)   (6,533,094)

INCOME TAXES                                    557          (110)        4,138         2,053
                                        ------------  ------------  ------------  ------------

NET LOSS                                $  (905,645)  $(1,679,824)  $(3,420,038)  $(6,535,147)
                                        ============  ============  ============  ============

NET LOSS PER SHARE:
  Basic and diluted                     $     (0.08)  $     (0.14)  $     (0.29)  $     (0.55)
                                        ============  ============  ============  ============

WEIGHTED AVERAGE SHARES
  OUTSTANDING:
    Basic and diluted                    11,872,331    11,872,331    11,872,331    11,872,331
                                        ============  ============  ============  ============


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
APA Enterprises/page six

FINANCIAL RESULTS (Continued)

                                                   March 31, 2005    March 31, 2004
                                                  ----------------  ----------------
Assets:
  Cash and cash equivalents                       $    10,813,492   $    13,544,910
  Other current assets                                  3,112,821         3,670,097
  Property, plant and equipment, net                    3,946,998         4,550,956
  Other assets                                          4,200,703         4,317,553
                                                  ----------------  ----------------

    Total assets                                  $    22,074,014   $    26,083,516
                                                  ================  ================

Liabilities:
  Current liabilities                                   3,044,053         3,546,619
  Long-term liabilities                                   107,800           173,836

Shareholders' equity:
  Common stock                                            118,723           118,723
  Additional-paid-in-capital                           51,960,084        51,980,946
  Accumulated deficit                                 (33,156,646)      (29,736,608)
                                                  ----------------  ----------------
    Total shareholders' equity                         18,922,161        22,363,061
                                                  ----------------  ----------------

      Total liabilities and shareholders' equity  $    22,074,014   $    26,083,516
                                                  ================  ================


APA Enterprises, Inc., consisting of the Optronics division and APA Cables and Networks Inc., a wholly owned subsidiary, (Cables & Networks) develops, designs, manufactures and markets a variety of fiber optics, copper and Gallium Nitride
(GaN) based components and devices for industrial, commercial, consumer and scientific applications. Cables & Networks designs, manufactures and markets a variety of fiber optic and copper components to the data communication and telecommunication industries. Optronics is active in the development, design, manufacture and marketing of ultraviolet (UV) detection and measurement devices for consumers and industrial customers, and Gallium Nitride (GaN) based transistors for power amplifiers and other commercial applications. Additional information about APA Enterprises is available at http://www.apaenterprises.com.
                                                  -----------------------------

APAEnterprises, Inc. Contact Information:
-----------------------------------------

Anil Jain
Chief Executive Officer
info@apaenterprises.com
-----------------------
763-784-4995

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